UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2010

Capital Senior Living Corporation
 (Exact name of registrant as specified in its charter)

Delaware	1-13445	75-2678809
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14160 Dallas Parkway Suite 300 Dallas, Texas	75254
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 770-5600

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

At the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Capital Senior Living Corporation (the “Company”) held on June 16, 2010, Proposals 1, 2, and 3 were approved by the Company’s stockholders and no other business was properly brought before the Annual Meeting. The proposals are described in detail in the proxy statement filed by the Company with the Securities and Exchange Commission on April 29, 2010. At the Annual Meeting, the holders of 23,864,902 shares of the Company’s common stock, which represents approximately 88% of the shares of the Company’s common stock outstanding and entitled to vote as of the record date for the Annual Meeting of April 19, 2010, were represented in person or by proxy. The voting results of the Annual Meeting are set forth below.

Proposal 1 – Election of Directors – The Company’s stockholders elected James A. Moore, Philip A. Brooks and Ronald A. Malone to each serve as a director of the Company for three-year terms expiring in 2013. The voting results for each of these individuals were as follows:

Director	Votes For	Votes Withheld	Broker Non-Votes
James A. Moore	18,551,096	2,461,829	2,851,977
Philip A. Brooks	20,654,893	358,032	2,851,977
Ronald A. Malone	20,662,993	349,932	2,851,977

Proposal 2 – Ratification of the Appointment of the Company’s Independent Auditors – The Company’s stockholders ratified the appointment of Ernst & Young LLP as the Company’s independent auditors. The voting results were 23,803,330 shares “FOR,” 41,964 shares “AGAINST,” and 19,608 abstentions.

Proposal 3 – Approval of the Company’s Rights Agreement – The Company’s stockholders approved the Company’s Rights Agreement, dated February 25, 2010, between the Company and Mellon Investor Services, LLC, as Rights Agent. The voting results were 18,443,658 shares “FOR,” 2,541,360 shares “AGAINST,” 27,907 abstentions, and 2,851,977 broker non-votes.

Item 8.01 Other Events.

At the annual meeting of the Board of Directors of the Company (the “Board”) held immediately following the Annual Meeting, the Board elected independent director James A. Moore as the Chairman of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 22, 2010	Capital Senior Living Corporation

By: /s/ Ralph A. Beattie
Name: Ralph A. Beattie
Title: Executive Vice President and Chief Financial Officer